DENDRITE INTERNATIONAL, INC.

April 25, 2003

Dear Shareholder:

On behalf of the Board of Directors and management, I am pleased to invite you to the 2003 Annual Meeting of Shareholders of Dendrite International, Inc. The meeting will be held on Tuesday, May 20, 2003 at 9:00 a.m. at the Company’s offices located at 1200 Mount Kemble Avenue, Morristown, New Jersey 07960-6797.

Your vote at the Annual Meeting is important to Dendrite and we ask you to vote your shares by following the voting instructions in the enclosed proxy. The Notice of Annual Meeting, Proxy Statement and form of proxy are enclosed with this letter.

The officers and directors of Dendrite appreciate your continuing support and we look forward to seeing you at the Annual Meeting.

John E. Bailye Chairman of the Board and Chief Executive Officer Morristown, New Jersey

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, please vote your proxy as promptly as possible, whether or not you plan to attend the Annual Meeting.

DENDRITE INTERNATIONAL, INC. 1200 Mount Kemble Avenue Morristown, New Jersey 07960-6797 www.dendrite.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 2003

To Dendrite Shareholders:

The Annual Meeting of Shareholders of Dendrite International, Inc., a New Jersey corporation (the “Company”), will be held at the Company’s offices located at 1200 Mount Kemble Avenue, Morristown, New Jersey 07960-6797, on Tuesday, May 20, 2003 at 9:00 a.m. (local time) (the “Annual Meeting”) to elect eight directors.

Shareholders of record at the close of business on March 24, 2003 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment.

It is important that your shares are represented at the Annual Meeting regardless of the number of shares you may hold. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to ensure that all of your shares are voted. The prompt return of proxies will ensure a quorum is present at the Annual Meeting. Whether or not you plan to attend the meeting, please vote your proxy promptly.

BY ORDER OF THE BOARD OF DIRECTORS Christine A. Pellizzari Secretary

Morristown, New Jersey April 25, 2003

DENDRITE INTERNATIONAL, INC.
1200 Mount Kemble Avenue
Morristown, New Jersey 07960-6797
www.dendrite.com

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2003

PROXY STATEMENT

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Dendrite International, Inc., a New Jersey corporation (“Dendrite” or the “Company”), for use at the 2003 Annual Meeting of Shareholders to be held at 9:00 a.m. (local time) on Tuesday, May 20, 2003, at the Company’s offices located at 1200 Mount Kemble Avenue, Morristown, New Jersey 07960-6797 and at any adjournment or postponement (the “Annual Meeting”). This Proxy Statement, Notice of Annual Meeting and proxy are being distributed to shareholders by mail or by the Internet on or about April 29, 2003.

GENERAL

Voting

        The presence in person or by proxy of the holders of Common Stock representing a majority of the shares of Common Stock outstanding as of the record date constitutes a quorum for the transaction of business at the Annual Meeting. Each shareholder is entitled to one vote in person or by proxy for each share of Common Stock held as of the record date on each matter to be voted on. On March 24, 2003, the record date for the Annual Meeting, there were 40,505,514 shares of Common Stock outstanding. Abstentions and broker non-votes are included in determining whether a quorum is present. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

        Directors are elected by the affirmative vote of the holders of a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes have no effect on the outcome of this proposal.

        Shareholders may vote using one of three alternative methods:

(1) by completing and mailing the proxy card; or

(2) over the telephone by following the instructions for telephone voting on the proxy card or voter instruction form; or

(3) via the Internet by going to the website http://www.proxyvote.com and following the instructions for Internet voting on the proxy card.

        If your shares are registered in the name of a bank or brokerage firm, you still may be eligible to vote your shares over the Internet. You should contact your bank or brokerage firm for additional information regarding Internet voting in such case.

Proxies

        Whether or not you attend the Annual Meeting, you are urged to submit your proxy, which will be voted as directed on your proxy when properly completed.

        A proxy may be revoked, prior to the exercise of the proxy, either by submitting written notice of revocation of that proxy to the Secretary of the Company or by submitting a new proxy bearing a later date via proxy card or the Internet. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

        This proxy solicitation is being made by the Board of Directors of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by electronic mail, facsimile or telephone by regular employees and directors of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock. Dendrite has retained The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist in soliciting proxies for a fee of $4,000 plus out-of-pocket expenses not to exceed $1,500.

Annual Meeting Admission

        You will need a form of personal identification to attend the Annual Meeting. If you own stock through a bank or other holder of record, you will need proof of ownership to attend the meeting. A recent brokerage statement or letter from your broker are examples of proof of ownership.

Internet Distribution of Proxy Materials

        The Company will transmit the Proxy Statement and related proxy materials via the Internet to each shareholder of record that has consented to receiving such proxy materials electronically and to certain employees who participate in the Company’s employee stock purchase plan. The Company believes that transmitting the proxy materials over the Internet to these shareholders will save the Company the expense of printing and mailing proxy materials.

Multiple Copies of Annual Report and Proxy Statement

        When more than one holder of Common Stock has the same address, the Company may deliver only one Annual Report and Proxy Statement to that address unless the Company has received contrary instructions from the shareholder. Similarly, brokers and other intermediaries holding shares of Common Stock in “street name” for more than one beneficial owner with the same address may deliver only one Annual Report and one Proxy Statement to that address if they have received consent from the beneficial owners of Common Stock.

        Dendrite will deliver promptly upon written or oral request a separate copy of the Annual Report and Proxy Statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of the Annual Report and Proxy Statement, you may write, call or e-mail the Company’s Investor Relations Department, 200 Somerset Corporate Boulevard, 8th Floor, Somerset Corporate Center, Bridgewater, New Jersey 08807, telephone (908) 541-5800, e-mail investorrelations@dendrite.com. You may also access a copy of Dendrite’s Annual Report and Proxy Statement free of charge through the “Investor Relations” section of the Company’s website, www.dendrite.com.

        You may also contact the Company at the contact address or telephone number above if you are a shareholder of record of Dendrite and you wish to receive a separate Annual Report and Proxy Statement in the future, or if you are currently receiving multiple copies of our Annual Report and Proxy Statement and want to request delivery of a single copy in the future. If your shares are held in “street name” and you want to increase or decrease the number of copies of the Annual Report and Proxy Statement delivered to your household in the future, you should contact the broker or other intermediary which holds the shares on your behalf.

        If a person is a participant in the Company’s 401(k) savings plan and has Common Stock in a plan account, the proxy also serves as voting instructions for the plan trustee.

CORPORATE GOVERNANCE

        We have been actively reviewing our corporate governance policies and practices. This includes comparing our current policies and practices with best governance policies and practices suggested by various authorities active in corporate governance as well as the practices of other public companies. Based upon this review, we plan to adopt those changes that the Board believes are the best corporate governance policies and practices for the Company. We will also adopt all changes necessary to comply with the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission and NASDAQ.

PROPOSAL 1

ELECTION OF DIRECTORS

General

        The Board of Directors proposes the election of eight nominees as directors of the Company. Directors are elected annually by the holders of Common Stock. Directors will hold office until the next Annual Meeting or until their successors are chosen and qualified. In the event that any of the nominees should become unavailable for election, which is not expected, the persons named in the accompanying proxy intend to vote for such other person or persons, if any, as the Board of Directors may designate as a substitute nominee.

        Set forth below is a brief description of the background of each nominee for director. All nominees are current directors of the Company.

Nominee	Age	Position With The Company

John E. Bailye	49	Chairman of the Board and Chief Executive Officer
John A. Fazio	59	Director
Bernard M. Goldsmith	59	Director
Edward J. Kfoury	64	Director
Paul A. Margolis	49	Director
John H. Martinson	55	Director
Terence H. Osborne	64	Director
Patrick J. Zenner	56	Director

The Board of Directors recommends a vote FOR the above nominees.

Business Experience of Nominees

        John E. Bailye has served as Chief Executive Officer and a director since the Company’s founding in 1987 and since 1991 in the additional position of Chairman of the Board. Prior to 1987, Mr. Bailye served as a Managing Director of Foresearch Pty., Limited, a consulting company to the pharmaceutical industry in Australia. Mr. Bailye served in that capacity from the time he acquired Foresearch in 1976 until he sold the company in 1986. Mr. Bailye holds a Bachelor of Commerce in Finance, Marketing and Business from the University of New South Wales.

        John A. Fazio has served as a director of the Company since March 2003. Mr. Fazio served in various accounting, auditing, consulting and administrative capacities with PricewaterhouseCoopers (“PwC”) from 1967 until his retirement in 2000, including Senior General Practice Partner and a National Business Leader in PwC’s pharmaceutical practice, Vice Chairman, International and head of PwC’s Strategic Risk Services practice. Mr. Fazio is past Chairman of the Accounting and Auditing Standards Committee of the New Jersey Society of Certified Public Accountants, the State Society’s senior technical committee. He is also a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants. Mr. Fazio became a director of ImClone Systems Inc. in February 2003. Mr. Fazio is a Certified Public Accountant and Certified Management Accountant, and holds a Bachelor of Science in Accounting from Penn State University and Masters Degree in Accounting from Ohio State University.

        Bernard M. Goldsmith has served as a director of the Company since 1996. In 1986, he founded Updata Capital, Inc., an investment banking firm focused on mergers and acquisitions in the information technology industry. Mr. Goldsmith currently serves as Managing Director of Updata. Mr. Goldsmith also founded Updata Software Company where he served as Chief Executive Officer from 1986 to 1988 and CGA Computer, Inc. where he served as Chairman and Chief Executive Officer from 1968 to 1986. Mr. Goldsmith is also a director of AlphaNet Solutions, Inc. Mr. Goldsmith holds a Bachelor of Arts in Business Administration from Rutgers University.

        Edward J. Kfoury has served as a director of the Company since 1997. Prior to joining the Company as a director, Mr. Kfoury served as a division President and Vice President of IBM Corporation from 1988 through 1993 and in various other positions with IBM from 1963 to 1988. Mr. Kfoury is a director of Mapics, Inc. and various privately held companies. Mr. Kfoury is also a trustee of the Maine Chapter of the Nature Conservancy, an advisory trustee of the Maine Audubon Society and President of Rangeley Lakes Heritage Trust. Mr. Kfoury holds a Bachelor of Business Administration in Marketing from the University of Notre Dame.

        Paul A. Margolis has served as a director of the Company since 1993. Mr. Margolis is a general partner and director of Longworth Venture Partners, a venture capital company which invests in Internet, electronic commerce, enterprise software and IT services companies. Mr. Margolis founded Marcam Corporation in 1980 and was its Chairman, President and Chief Executive Officer until 1996 and a director of Marcam until 1998. Mr. Margolis holds a Bachelor of Arts from Brown University and an M.B.A. from Harvard Business School.

        John H. Martinson has served as a director of the Company since 1991. In 1986, he founded the Edison Venture Funds and currently serves as managing partner of the Edison Venture Funds. Mr. Martinson is also a director of various privately held companies. He is the former Chairman of the New Jersey Technology Council and former President of the National Venture Capital Association. Mr. Martinson holds a Bachelor of Science in Aeronautics from the United States Air Force Academy, an M.S. in Astronautics from Purdue University and an M.B.A. from Southern Illinois University.

        Terence H. Osborne has served as a director of the Company since 1998. Mr. Osborne serves as a Special Advisor to General Atlantic Partners, LLC and until March 2001 served as Chairman of the Board of Prime Response Inc. He is also a director of Mapics, Inc. and various privately held companies. From 1996 to 1998, Mr. Osborne was Chairman of Dr. Solomon’s Group PLC. Prior to this, Mr. Osborne served initially as Vice President–Europe and subsequently as President of System Software Associates (“SSA”). Prior to joining SSA, he was employed by IBM from 1961 in various capacities including vice president level positions in both the United States and Europe. Mr. Osborne holds a Bachelor of Science, with honors, in Pure and Applied Mathematics from London University.

        Patrick J. Zenner has served as a director of the Company since 2001. Mr. Zenner served as the President and Chief Executive Officer of Hoffmann-La Roche, Inc., a leading research-intensive pharmaceutical company, from 1993 to 2001. Mr. Zenner served in various other capacities with Hoffman-La Roche since 1969, including Senior Vice President of its pharmaceutical division from 1992 to 1993, Head of International Pharmaceutical Marketing from 1988 to 1992 and Vice President and General Manager of Roche Laboratories from 1982 to 1988. Mr. Zenner is also a director of Geron Corporation, Genta Inc., Praecis Pharmaceuticals Inc., West Pharmaceutical Services, Inc., First Horizon Pharmaceutical Corporation, ArQule, Inc., CuraGen Corporation, EXACT Sciences Corporation and Xoma Corporation, a director of Creighton University and a trustee of Fairleigh Dickinson University. Mr. Zenner holds a Bachelor of Science in Business Administration from Creighton University and an M.B.A. from Fairleigh Dickinson University.

Board Committees And Meetings

        The Company has five standing Committees: the Nominating Committee, the Audit Committee, the Compensation Committee, the Employee Plan Committee and the Operations and Technology Committee.

        The Nominating Committee is comprised of Messrs. Goldsmith and Zenner, each of whom the Board of Directors has determined is independent within the meaning of the NASDAQ independence standards. The Nominating Committee is responsible for evaluating and recommending for consideration by the Board candidates to serve as directors of the Company as well as the re-election of current directors.

        The Audit Committee is comprised of Messrs. Fazio (as of March 2003), Margolis and Zenner, each of whom the Board of Directors has determined is independent within the meaning of the NASDAQ independence standards. The Audit Committee serves as a communication point among non-Audit Committee directors, internal auditors, the independent auditors and Company management as their respective duties relate to financial accounting, financial reporting and internal controls. The Audit Committee assists the Board in fulfilling its responsibilities with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, financial reporting practices and sufficiency of auditing.

        The Compensation Committee is comprised of Messrs. Goldsmith, Kfoury and Osborne, each of whom the Board of Directors has determined is independent within the meaning of the NASDAQ independence standards. The Compensation Committee reviews and approves the compensation arrangements for the Company’s executives and outside directors. The Compensation Committee also administers various equity incentive plans of the Company.

        The Employee Plan Committee is comprised of Messrs. Goldsmith, Margolis and Martinson and administers the Company’s employee stock purchase plan.

        The Operations and Technology Committee is comprised of Messrs. Kfoury and Osborne and is responsible for providing the Company with business advice with respect to its service delivery operations and technology-related matters. Mr. Kfoury is responsible for matters relating to the Company’s United States operations while Mr. Osborne is responsible for matters relating to the Company’s European operations.

        In fiscal 2002, the Board of Directors held eight meetings, the Audit Committee held twelve meetings, and the Compensation Committee held six meetings. Each director attended at least 75% of the meetings of the Board of Directors and of the Committees of which he or she was a member except for Mr. Osborne.

Director Compensation

        Directors receive reimbursement for expenses incurred traveling to and from Board meetings. In addition, each non-employee director receives annually a nonqualified stock option to purchase shares of the Company’s Common Stock, with the options generally having a value equal to approximately $100,000 determined using the Black-Scholes option pricing method. Actual grants may be at or above this Black-Scholes valuation. For fiscal 2002 the Company granted an option to purchase 18,000 shares of Common Stock to each non-employee director. Each outside director newly appointed to the Board receives the first three years of annual option grants in a single grant on the date of appointment or election to the Board of Directors. Options are granted with an exercise price equal to the fair market value of the shares at the grant date and vest one year from the grant date.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Report of the Compensation Committee

        Compensation matters for the Company’s executive officers for fiscal year 2002 were reviewed and approved by the Board of Directors, based upon recommendations made by the Compensation Committee.

General Policy

        The overall objective of the Company’s executive compensation program is to attract and retain the highest level of executive talent and to induce the Company’s executives to achieve both short-term objectives and long-term growth and profitability for the Company. To achieve these objectives, the Company’s 2002 fiscal year executive compensation program consisted of the following components: annual base salary, other annual compensation and benefits, annual cash bonus opportunities, performance awards, and long-term compensation in the form of stock options or other stock awards. Factors used in determining compensation include competitive market considerations both within and without the industry, the contribution by the individual to the present financial success of the Company and/or a particular department of the Company, and the long-term performance of the Company. The Compensation Committee may apply entirely different factors or may vary the weight given to each of these factors in making recommendations to the Board of Directors with respect to executive compensation in future years.

Annual Component:   Base Salary, Bonus and Other Compensation

        Each element of executive compensation has a different purpose and basis. The base salary and other annual compensation and benefits paid in 2002 were made to compensate ongoing performance throughout the year. The base salary for each executive officer was based on several factors, including a comparison of compensation practices of other companies in the industry, personal performance, and performance of the Company and/or a particular department of the Company. Benefits for all executive officers included, in addition to the equity programs discussed below, group term life insurance, the Company’s matching portion of the executive’s 401(k) plan contribution and an annual reimbursement up to $10,000 per executive officer for financial and tax planning services. The Compensation Committee’s policy is to have annual compensation range between the median and the 75th percentile reported by selected companies in its industry.

        From time to time, the Company may pay to one or more of its executive officers annual, semi-annual and/or quarterly cash bonuses and/or performance awards in the form of option grants or share grants as an additional incentive and reward for reaching and exceeding Company objectives for revenues, profitability or other financial results. These bonuses or awards reflect the Compensation Committee’s assessment, in consultation with the Chief Executive Officer except with respect to matters pertaining to his own compensation, of that individual’s achievement and the significance of that executive officer’s contribution to the financial success of the Company and/or a particular department of the Company during a year. Based on pre-established milestones, quarterly and semi-annual bonuses were paid in particular instances to executive officers during fiscal 2002.

Long-Term Component: Stock Options

        The long-term component of executive compensation involves primarily the award of stock options to align the interests of the executive with those of the shareholders. The number of options awarded is intended to be set at a level sufficient to create a meaningful opportunity for stock ownership by executives. Options are granted with an exercise price equal to the fair market value per share of Common Stock on the grant date. To induce a long-term employment commitment to the Company, options granted to executive officers generally become exercisable twenty-five percent (25%) on the first anniversary of the date of grant and the remaining seventy-five percent (75%) pro-rata on a monthly basis over the following three years. Options were granted in 2002 to all of the Company’s current executive officers in recognition of such executive officers’ individual performance.

        In 1999, the Compensation Committee adopted an Annual Option Grant Program for senior management. The purpose of this program is to demonstrate the Company’s commitment to having directors and executive officers maintain a significant level of ownership interest in the Company. Accordingly, in 2002 certain executive officers and non-employee directors were granted options to purchase a specified number of shares of Common Stock having a pre-determined Black-Scholes grant value. Options were issued with an exercise price equal to the fair market value on the date of grant.

Stock Ownership Requirements

        In 1999, the Board of Directors adopted a Share Ownership Program which establishes stock ownership requirements for the Company’s senior management and directors to encourage stock ownership by such individuals and more closely align their interests with those of the Company’s stockholders. Under this program, members of the Company’s senior management and Board of Directors must achieve and maintain ownership of certain specified amounts of shares of the Company’s stock by pre-designated milestones. Each individual subject to the program must achieve fifty percent (50%) of the applicable mandatory ownership level by the later of (1) the fourth anniversary of the effective date of the program or (2) the fourth anniversary of the date of hire or promotion to the applicable position, whichever is later, and one hundred percent (100%) of the applicable mandatory ownership level within six years of such anniversary.

        An individual’s failure to meet the required ownership levels will disqualify such individual from receiving options or other long-term incentive awards until such individual’s ownership is brought into compliance with the required ownership levels of the program.

Chief Executive Officer Compensation

        The 2002 annual base salary for Mr. Bailye, the Chairman of the Board and Chief Executive Officer of the Company, was established pursuant to his Employment Agreement. The Compensation Committee may, in its discretion, determine to pay Mr. Bailye an annual or quarterly cash bonus if the Company meets or exceeds its goals for a particular fiscal year. Mr. Bailye received a quarterly cash bonus for the first quarter of the 2002 fiscal year. Under the Company’s annual option grant program, the Compensation Committee may grant Mr. Bailye annually options to purchase shares of Common Stock, with the options having a value up to approximately $1,200,000 determined using the Black-Scholes option pricing method. Mr. Bailye does not participate in decisions of the Board or the Compensation Committee relating to his own compensation.

Year-End Incentive Stock Bonus Program

        In 1999, the Compensation Committee approved the adoption of the Incentive Stock Bonus Program whereby executive officers may elect to receive their incentive bonus (including any amounts earned but deferred in accordance with the Company’s Bonus Plan) in shares of Common Stock (“Bonus Shares”). The number of such Bonus Shares equals the amount of the executive officer’s bonus which the individual elects to receive in Common Stock divided by the closing price of the Company’s Common Stock on the trading date immediately prior to the payment date of the bonus. To encourage executive officers to receive their bonus in Bonus Shares, the Company grants to each executive officer who elects to receive Bonus Shares, a stock option for the same number of shares as the Bonus Shares (calculated without giving effect to any Bonus Shares withheld to pay any required withholding taxes) (the “Tandem Options”). Tandem Options are considered incentive stock options to the extent permitted by law and vest on the first anniversary of the bonus payment date. The Tandem Options and the Bonus Shares are issued under the Company’s 1997 Stock Incentive Plan.

Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code generally disallows a deduction to publicly traded companies to the extent of excess compensation over $1 million paid to the chief executive officer or to any of the four other most highly compensated executive officers in a fiscal year. Qualifying performance based compensation will not be subject to the deduction limit if certain requirements are met. The Company believes that its various equity incentive plans currently meet the necessary conditions for exclusion from consideration of non-deductibility as set forth in Section 162(m) of the Code.

        The policy of the Compensation Committee and the Board of Directors is to establish and maintain compensation programs which recognize and reward performance which increases the value of the Company and, to the extent consistent with this policy, to seek to maintain and maximize the favorable tax treatment of such compensation.

Compensation Committee Edward J. Kfoury (Chairperson) Terence H. Osborne Bernard M. Goldsmith

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board of Directors is comprised of three outside independent directors, Messrs. Kfoury, Osborne and Goldsmith.

Report of the Audit Committee

        The primary function of the Audit Committee of the Board of Directors is to oversee the Company’s system of internal controls, financial reporting practices and audits to ensure their quality, integrity and objectivity. The Board of Directors has approved and adopted a written charter setting forth the audit related functions of the Audit Committee. During fiscal 2002, the Audit Committee re-examined and approved the adequacy of the charter, a copy of which was an exhibit to the Company’s 2001 proxy statement.

        For the fiscal year 2002, the Audit Committee reviewed the overall audit scope, plan and results of the audit engagement. The Committee also met separately, without management, with the independent public accountants. In addition, the Audit Committee reviewed and discussed the Company’s annual financial statements with management before issuance.

        The Audit Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, of the American Institute of Certified Public Accountants. The Audit Committee also received and reviewed the written disclosures and confirmation from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the auditors the auditors’ independence.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2002.

        John A. Fazio was appointed as Chairperson of the Audit Committee upon his appointment to the Board of Directors in March 2003.

Audit Committee John A. Fazio (Chairperson) Paul A. Margolis Patrick J. Zenner

9

Executive Compensation

Summary Compensation Table

        The following table sets forth compensation information for the Company’s Chief Executive Officer and the other four most highly compensated executive officers of the Company, as well as for Messrs. Kustoff and Beshar who were executive officers of the Company for a portion of fiscal 2002 (the “Named Officers”) .

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Number of Securities Underlying Options (#)		All Other Compensation ($)(2)

John E. Bailye,	2002	470,000	60,000	--	100,000		5,500
Chairman of the Board and	2001	468,332	136,250	--	239,959		5,100
Chief Executive Officer	2000	450,000	98,550	--	297,060		5,100

Paul L. Zaffaroni,	2002	450,000	48,750	--	50,000		6,082
President and Chief	2001	243,750	202,188	59,998	300,000		--
Operating Officer

Kathleen E. Donovan,	2002	210,000	29,425	--	15,000		5,500
Senior Vice President and	2001	200,614	90,069	--	32,000		5,100
Chief Financial Officer	2000	174,062	22,950	--	20,000		5,100

Christine A. Pellizzari,	2002	215,000	18,500	--	27,500		5,500
Vice President, General	2001	206,250	64,500	--	32,000		5,100
Counsel and Secretary	2000	141,944	23,000	--	44,000		4,873

Brent Cosgrove,	2002	158,750	10,050	--	15,000		6,699
Vice President and Corporate	2001	137,500	47,412	--	18,000		4,943
Controller

Marc Kustoff,	2002	325,500	90,450	--	36,500		6,925
Senior Vice President and	2001	311,938	161,306	54,645	30,000		--
Chief Technology Officer	2000	39,942	290,000	--	225,000		--

Luke M. Beshar,*	2002	284,423	33,750	--	200,000	(3)	965
Former Senior Vice President
and Chief Financial Officer

* Mr. Beshar ceased to be an executive officer of the Company during fiscal 2002.

(1)	Represents reimbursement of relocation and temporary housing costs for Mr. Zaffaroni and relocation costs for Mr. Kustoff.

(2)

For fiscal 2002, represents the Company’s contribution to the 401(k) plan and, in addition, deferred compensation plan life insurance premium of $582 for Mr. Zaffaroni and $1,425 for Mr. Kustoff and stock awarded under the Company’s Anniversary Stock Program to Mr. Cosgrove valued at $1,199. For Mr. Beshar, represents deferred compensation plan life insurance permium for fiscal 2002.

10

(3)	Unvested options forfeited upon termination of employment.

Option Grants In Last Fiscal Year The following table sets forth stock option grants made to the Named Officers during fiscal 2002. Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)(1)		Percentage of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price Per Share ($/Share)	Expiration Date	Grant Date Present Value ($)(5)

John E. Bailye	100,000	(2)	4.9	12.01	2/6/12	858,160

Paul L. Zaffaroni	50,000	(2)	2.5	12.01	2/6/12	429,080

Christine A. Pellizzari	27,500	(2)	1.4	12.01	2/6/12	235,994

Kathleen E. Donovan	15,000	(2)	0.8	12.01	2/6/12	128,724

Brent Cosgrove	15,000	(2)	0.8	12.01	2/6/12	128,724

Marc Kustoff	36,500	(2)	1.8	12.01	2/6/12	313,228

Luke M. Beshar	180,000	(2)	8.9	12.73	(4)	1,635,948	(4)
	20,000	(3)	1.0	12.73	(4)	181,772	(4)

(1)

Option grants are eligible for the Company’s replacement option program under which if the optionee tenders previously owned shares in satisfaction of the option exercise price, a replacement option for the number of shares tendered is granted for the remaining term of the underlying option, at the option exercise price equal to the fair market value of the Common Stock on the replacement option grant date. Replacement options vest one year from the grant date.

(2)	Options vest over a four-year period with 25% vesting one year from the grant date and the balance pro-rata on a monthly basis over the following three years.

(3)

Subject to the Company meeting certain financial objectives, 50% of the options vested on July 31, 2002 and the remaining 50% were to vest on January 31, 2003. All unvested options were to vest on December 31, 2004, subject to the terms and conditions of the reporting person’s option agreement or the applicable option plan.

(4)	When Mr. Beshar ceased to be an executive officer of the Company in December 2002, all unvested options were cancelled.

(5)

The hypothetical present values on grant date are calculated under the Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option’s present value. Factors used to value options granted include the stock’s expected volatility rate (80%), risk free rate of return (ranges from 4.4 to 2.9 based on date of grant), dividend yield (0%), projected time of exercise (6 years) and projected risk of forfeiture and non-marketability for the vesting period (3.8% per annum).

11

Option Exercises and Year-End Option Holdings

        The following table sets forth information regarding option exercises during fiscal 2002 and 2002 year-end option holdings for the Named Officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John E. Bailye	--	--	617,102	207,417	--	--
Paul L. Zaffaroni	--	--	112,500	237,500	--	--
Christine A. Pellizzari	--	--	47,061	59,346	--	--
Kathleen E. Donovan	--	--	107,401	41,349	16,791	--
Brent Cosgrove	--	--	22,613	32,387	--	--
Marc Kustoff	--	--	141,875	149,625	--	--
Luke M. Beshar	--	--	--(2)	--(2)	--	--

(1)	Calculated on the basis of the closing price of the Common Stock at December 31, 2002 of $7.47 per share, less the per share exercise price.

(2)	At Mr. Beshar’s separation from the Company, all of his unvested stock options were terminated and all vested stock options expired 90 days following his separation date.

12

Employment Contracts And Change In Control Agreements

   Employment Agreement With John E. Bailye

        The Company has an employment agreement with Mr. Bailye under which Mr. Bailye serves as Chief Executive Officer of the Company. The Bailye Employment Agreement provides for an annual base salary of not less than $425,000 per year, to be increased each year in accordance with the increase in the Consumer Price Index.

        At least once every two years (but in no event more than once every year), the Compensation Committee will review Mr. Bailye’s annual base salary in light of the performance of the Company for the purpose of evaluating an adjustment in Mr. Bailye’s annual base salary to be considered along with any Consumer Price Index increase. Mr. Bailye also is eligible to receive an annual bonus to be determined by the Compensation Committee and which is generally targeted not to exceed fifty percent (50%) of Mr. Bailye’s annual base salary for the year. Mr. Bailye is also entitled to the employee benefits generally available to other U.S. executives of the Company.

        The Bailye Employment Agreement has a current term continuing through December 31, 2005. The term is automatically renewed for an additional year each December 31 during the term unless, prior to such December 31, either Dendrite or Mr. Bailye provides written notice of the intent not to renew for the following year. Upon a Change in Control, the remaining term, if less than two years at such date, is extended automatically to continue for at least two years following the Change in Control.

        For purposes of the Bailye Employment Agreement, “Cause” is defined to include any gross misconduct or gross neglect with respect to his duties which has or is likely to have a material adverse effect upon the business of the Company, provided the good faith exercise of his business judgment in executing his duties will not constitute Cause, or a felony indictment related to his duties which has or is likely to have a material adverse effect on the business of the Company, provided that if he ultimately is not convicted of and does not plead guilty or nolo contendere to such felony, any such termination of employment is treated as a termination by the Company without Cause and he is entitled to severance under his employment agreement.

        In the event that Mr. Bailye’s employment is terminated by the Company for any reason other than Cause, Disability or death, or by Mr. Bailye for Good Reason, Mr. Bailye will be entitled to receive severance equal to the sum of the annual base salary in effect as of the date of termination and his average annual bonus earned during the three completed fiscal years immediately preceding his date of termination, divided by twelve, and multiplied by the number of full and fractional years remaining in his employment term as of his date of termination.

        In the event that during the employment term and within the two year period following a Change in Control, Mr. Bailye’s employment is terminated by the Company for any reason other than Cause, Disability or death, or by Mr. Bailye for Good Reason, then Mr. Bailye would be entitled to receive severance equal to three times the sum of the annual base salary in effect as of the date of termination and his highest annual bonus compensation earned during the three completed fiscal years immediately preceding his date of termination.

        In the event that the Company provides Mr. Bailye with written notice that it is not extending the term, the Compensation Committee will determine, in its sole discretion, the amount of any severance to Mr. Bailye, which will be determined in accordance with what is usual and customary for such position in companies of comparable size operating in a similar industry as the Company.

        During the term and within a period of two years following any voluntary termination by him (other than a termination for Good Reason) or any termination by the Company for Cause, Mr. Bailye is prohibited, whether directly or indirectly, in any U.S. state or foreign country where the Company is doing business at the time of termination, from (i) engaging in any venture or activity in competition with the business of the Company or its affiliates, or any business that the Company may establish that it will likely conduct within one year of his departure; (ii) soliciting for any venture or activity in competition with the business conducted by the Company or its affiliates any customers who were customers within one year of his departure or soliciting such customers to reduce their business with the Company or its affiliates; or (iii) inducing or attempting to influence any employee of the Company or its affiliates employed on the effective date of his termination or within six months prior to such termination to terminate his or her employment with the Company or its affiliates. In the event the Company terminates his employment without Cause (or elects not to extend his employment) or Mr. Bailye terminates his employment for Good Reason, the restrictive covenants described above shall apply for a period of six months following the date of termination. The above restrictive covenants generally will not apply in the event his employment is terminated for any reason during the two year period following a Change in Control, unless he agrees to have the covenants apply in exchange for certain severance and/or benefit coverage as set forth in his agreement. The agreement may not be assigned by either party other than by the Company in connection with certain business combinations.

   Other Employment and Related Agreements

        The Company also has Employment Agreements with each of the other Named Officers.

         Mr. Zaffaroni’s Employment Agreement provides for an annual base salary of not less than $450,000. Under his Employment Agreement, Mr. Zaffaroni is eligible to receive certain quarterly bonuses based on the Company’s performance against its financial objectives. Beginning in 2002 and continuing each year thereafter, Mr. Zaffaroni will receive an option to purchase shares of Common Stock based on a Black-Scholes valuation of between $500,000 and $750,000. In the event of a Change in Control, if he is not retained in a similar position or if no similar position is offered to him, all options would immediately vest. In the event that the Company terminates Mr. Zaffaroni’s employment for any reason other than death, Cause or Disability, or if Mr. Zaffaroni terminates his employment for Good Reason within one year following a Change in Control, he is entitled to severance equal to his annual salary in effect at the time of termination.

         Ms. Donovan’s Employment Agreement provides for an annual base salary as well as eligibility for bonuses based on the Company’s performance against its financial objectives. In the event of a Change in Control, all options would immediately vest. In the event that within one year following a Change in Control the Company terminates Ms. Donovan’s employment for any reason other than death, Cause or Disability, or if Ms. Donovan terminates her employment for Good Reason, she is entitled to severance equal to her annual salary in effect at the time of termination.

    Ms. Pellizzari’s Employment Agreement provides for an annual base salary and, in the event of a Change in Control, all options immediately vest. In the event that within one year following a Change in Control the Company terminates Ms. Pellizzari’s employment for any reason other than death, Cause or Disability, or if Ms. Pellizzari terminates her employment for Good Reason, she is entitled to severance equal to her annual salary in effect at the time of termination.

    Mr. Cosgrove’s Employment Agreement provides for an annual base salary and, in the event of a Change in Control, all options immediately vest. In the event that within one year following a Change in Control the Company terminates Mr. Cosgrove’s employment for any reason other than death, Cause or Disability, or if Mr. Cosgrove terminates his employment for Good Reason, he is entitled to severance equal to his annual salary in effect at the time of termination.

    Mr. Kustoff’s Employment Agreement provides for an annual base salary of not less than $310,000, to be adjusted annually in the discretion of the Compensation Committee. Mr. Kustoff is also eligible to receive certain quarterly bonuses based upon the Company’s performance against its financial objectives and additional bonuses based on an overachievement percentage. Upon a Change in Control, all options immediately vest. In the event that the Company terminates his employment for any reason other than death, Cause, Disability or Change in Control, Mr. Kustoff is entitled to severance equal to his annual base salary in effect as of the date of termination plus a bonus amount equal to $290,000. If Mr. Kustoff’s employment is terminated following a Change in Control for any reason other than death, Cause, Disability, or by Mr. Kustoff for Good Reason, he is entitled to severance equal to twenty-four months base salary plus a bonus amount equal to $580,000.

        Each Employment Agreement restricts the executive from disclosing any confidential information regarding the Company or the Company’s clients, customers or suppliers, to any person without prior written consent from the Company, client, customer or supplier, as the case may be. Each Employment Agreement also provides that for a period of two years following termination of employment, with or without Cause, each employee is prohibited from (i) performing services that compete with the businesses conducted by the Company or any of its affiliates or rendering services to any organization or entity which competes with the business conducted by the Company or any of its affiliates in the United States or elsewhere where the Company or any of its affiliates does business, or any business that the Company or any of its affiliates may establish that it will likely conduct within one year following the date of such employee’s termination; (ii) soliciting any customers or potential customers of the Company with whom the executive had contact while employed by the Company or who was a customer of the Company at any time during one or two years immediately before the executive’s termination; (iii) requesting that any of the Company’s customers or suppliers discontinue doing business with the Company; (iv) knowingly taking any action that would disparage the Company or be to its disadvantage; or (v) employing or attempting to employ or assisting anyone else to employ any employee or contractor of the Company to terminate their employment or engagement with the Company.

        “Cause” is generally defined to include any acts of gross misconduct, indictable offenses, any willful or intentional acts or gross negligence which injure in any material respect the reputation, business or business relationships of the Company, and material breaches of the Employment Agreement. “Disabled” or “Disability” is generally defined as the occurrence of any physical or mental condition which materially interferes with the performance of customary duties as an employee of the Company for a period of six months during any twelve month period. “Change in Control” is defined generally to include significant changes in the stock ownership of the Company, certain changes in the Board of Directors, certain business combinations and a sale of all or substantially all of the Company’s assets. “Good Reason” is defined generally as certain changes or reductions in duties or responsibilities, certain breaches by the Company, cessation of eligibility to participate in certain employee plans, certain increased travel or failure to obtain an assumption agreement from a successor.

      Certain Transactions with Related Parties

        In connection with global services which Dendrite provides to one of its pharmaceutical customers, Dendrite entered into a subcontract in September 2001 with Sentrx, Inc. (“Sentrx”) for certain outsourcing services not provided by Dendrite. The subcontract was terminated in October 2002. The subcontracted work was for pharmacovigiliance services including SAE case receipt, tracking and processing activities. Dendrite was paid fees, an activation set-up amount and expenses from the pharmaceutical customer for this work, and Dendrite received from its subcontractor Sentrx a project management fee equal to 10% of the service fees paid to Sentrx under the subcontract. Service fees payable by Dendrite to Sentrx under the subcontract were a minimum annual fee of $5,462,500 (less the 10% project management fee payable to Dendrite) based on a certain number of transactions to be handled by Sentrx during each year of the subcontract. Sentrx also received a one-time activation set-up fee of $484,000 (less the 10% project management fee payable to Dendrite). Service fees to Sentrx were to increase by 4% on the first and second anniversary of the subcontract. Sentrx was also entitled to its out-of-pocket expenses and certain pass-through charges under the subcontract, and any sales or use taxes imposed in connection with these services. Dendrite was able to issue change orders under the subcontract and subject to Dendrite’s approval Sentrx was able to request changes in scope or duties. For 2002 Sentrx was paid an aggregate of $3.17 million for total service fees and expense reimbursement. There also remain certain outstanding amounts which are being reconciled, and such amounts are expected to be no greater than $420,000. Mr. Martinson and Mr. Bailye are each directors of Sentrx and Mr. Bailye is a minority (less than 10%) shareholder of Sentrx. Edison Venture Funds is a 52% shareholder of Sentrx. Mr. Martinson is the managing partner and an equity owner of Edison Venture Funds.

        Dendrite is party to an agreement with International Software Services Ltd. (“ISS”) under which ISS provides consultants for computer programming services. Dendrite paid ISS approximately $912,000 in 2002. Alec D. Bailye, father of John E. Bailye, was a director and 43% shareholder of ISS until September 2002, at which time he divested his ownership interest and resigned as director of ISS. The Company believes that the computer programming capabilities provided by ISS are on terms more favorable than services offered by any other contractor providing programming to Dendrite.

        During 2002, the Company chartered aircraft for Company business use from third party charter companies, including TAG Aviation (“TAG”). TAG, which is not affiliated with the Company or any executives of the Company, charters aircraft on a commercial basis on behalf of numerous individual aircraft owners. For fiscal 2002, approximately $434,000 was payable by the Company to TAG for such chartered Company business travel. In certain instances, the aircraft provided by TAG to the Company for its chartered business travel were leased from Kookaburra Air LLC (“Kookaburra”) and approximately $321,743 was paid by TAG to Kookaburra for such aircraft leased on behalf of the Company. Kookaburra is an aircraft owner whose members are Mr. Bailye and his spouse, and Kookaburra actively charters its aircraft to TAG. The aircraft charted by the Company are not a material portion of Kookaburra’s overall business with TAG.

        TAG also provided chartered business travel for the Company in 2002 for which Kookaburra aircraft were not used. All such charters using aircraft owned by Kookaburra were on terms which the Company believes were no more or less favorable to the Company or TAG than Kookaburra would offer generally to other customers for comparable aircraft.

         During 2002, Kookaburra aircraft were also provided on a direct (non-charter) basis for Company business travel, whereby the reimbursed cost for such use was in accordance with established FAA expense reimbursement rates. These reimbursement rates are materially less expensive than customary commercial charter rates. For 2002, approximately $236,000 was payable by the Company to Kookaburra for Company business travel, including by Mr. Bailye and other Company representatives.

         Mr. Bailye is a party to a registration rights agreement with the Company under which he has certain rights with respect to the registration for resale to the public of certain shares of Common Stock owned by him.

        From January 1, 1998 to February 1, 1999, Updata Capital, Inc. informally provided advice to the Company with respect to certain investment banking issues. On February 1, 1999, the Company retained Updata as one of its financial advisors. Mr. Goldsmith, a director of the Company, is a Managing Director of Updata. During fiscal 2002, the Company did not make any payments to Updata and in January 2003 Dendrite and Updata mutually terminated this consulting relationship.

        In May 2002, the Company entered into a note receivable with Mr. Zaffaroni, President and Chief Operating Officer, in the amount of $500,000 in connection with his relocation. The loan is secured by real estate and marketable securities and payable in four installments through December 31, 2005. Interest will be calculated on the principal balance and paid with each installment payment at a rate equal to 7.25% per annum. The Company has not modified or waived any terms of the loan, consistent with the requirements of the Sarbanes-Oxley Act of 2002.

PERFORMANCE GRAPH

        The following graph compares the percentage change in the cumulative total shareholders’ return on the Company’s Common Stock on a year-end basis, from December 31, 1997 to December 31, 2002, with the cumulative total return on the NASDAQ Stock Market (U.S.) Index, the JP Morgan H&Q Technology Index (through December 2001) and the RDG Technology Index for the same period. In previous years, the Company has compared the performance of its Common Stock in its performance graph against the JP Morgan H&Q Technology Index. As of March 2002, the index was no longer published. The Company has selected the RDG Technology Index as a comparable replacement. In accordance with the rules of the SEC, the returns are indexed to a value of $100. No cash dividends have been declared on the Common Stock. Shareholders’ returns over the indicated period should not be considered indicative of future shareholder returns.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth certain information regarding beneficial ownership of the outstanding Common Stock as of April 1, 2003 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the directors, nominees for director and Named Officers and (iii) all current executive officers and directors as a group. Such beneficial owner has sole voting and investment power as to such shares unless otherwise indicated.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

Sterling Capital Management LLC (1) 4064 Colony Road, Suite 300 Charlotte, North Carolina 28211	4,872,203	12.0%

FMR Corp. (2) 82 Devonshire Street Boston, Massachusetts 02109	4,498,496	11.1%

Brown Capital Management, Inc. (3) 1201 N. Calvert Street Baltimore, Maryland 21202	3,964,865	9.8%

Waddell & Reed Financial, Inc. (4) 6300 Lamar Avenue Overland Park, Kansas 66202	2,688,350	6.6%

American Express Financial Corporation (5) 200 AXP Financial Center Minneapolis, Minnesota 55474	2,364,465	5.8%

John E. Bailye (6) c/o Dendrite International, Inc. 1200 Mount Kemble Avenue Morristown, New Jersey 07960	4,127,789	10.2%

John A. Fazio	--	*

Bernard M. Goldsmith	133,767	*

Edward J. Kfoury	155,767	*

Paul A. Margolis	127,767	*

John H. Martinson	259,529	*

Terence H. Osborne	112,767	*

Patrick J. Zenner	59,290	*

Paul L. Zaffaroni	170,227	*

Christine A. Pellizzari	66,826	*

Kathleen E. Donovan	124,714	*

Brent Cosgrove	33,609	*

Marc Kustoff	175,782	*

Luke M. Beshar	943	*

All executive officers and directors as a group (7)	5,547,834	13.7%

*Less than 1% of the outstanding shares of Common Stock

19

(1)

Pursuant to an amended Schedule 13G filed on February 4, 2003 by Sterling Capital Management LLC, Sterling MGT, Inc., Eduardo Brea, Alexander W. McAlister, David M. Ralston, Brian R. Walton and Mark Whalen (collectively, “Sterling”), Sterling has shared voting power and shared dispositive power with respect to 4,872,203 shares.

(2)	Pursuant to a Schedule 13G filed on January 10, 2003 by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson (collectively, “FMR”), FMR has sole dispositive power with respect to 4,498,496 shares.

(3)

Pursuant to an amended Schedule 13G filed on February 11, 2003 by Brown Capital Management, Inc. (“Brown”), Brown has sole voting power with respect to 2,845,715 shares and sole dispositive power with respect to 3,964,865 shares.

(4)

Pursuant to an amended Schedule 13G filed on February 14, 2003 by Waddell & Reed Financial, Inc., Waddell & Reed Investment Management Company, Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. (collectively, “Waddell”), Waddell has sole voting and sole dispositive power with respect to 2,688,350 shares.

(5)

Pursuant to a Schedule 13G filed on February 13, 2003 by American Express Financial Corporation (“Amex”), Amex has shared voting power with respect to 233,205 shares and shared dispositive power with respect to 2,364,465 shares.

(6)

Represents 2,759,449 shares owned of record by Mr. Bailye, 606,905 shares owned of record by Carinya Holdings Company (“Carinya”), 71,000 shares owned of record by the Bailye Family Foundation (the “Foundation”), and options held by Mr. Bailye which are exercisable on or within 60 days following April 1, 2003 for 690,435 shares of Common Stock. Carinya is a general partnership consisting of Mr. Bailye, Mr. Bailye’s wife, and trusts for the benefit of each of their two minor children, the trustees of which are Mr. Bailye’s parents and Mrs. Bailye’s parents as general partners. The partnership agreement provides that the voting power with respect to shares owned by the partnership is subject to the majority vote of all partners other than Mr. Bailye. Mr. Bailye disclaims beneficial ownership of the shares owned by Carinya except to the extent of the two 10% partners’ interests owned by Mr. Bailye and his spouse. The Foundation is a trust established exclusively to provide financial support for charitable organizations which are exempt institutions under Section 501(c)(3) of the Internal Revenue Code. Mr. Bailye and his spouse constitute two of the three trustees of the Foundation.

(7)

Includes shares subject to stock options exercisable on or within 60 days following April 1, 2003, as follows: Mr. Bailye, 690,435; Mr. Fazio, 0; Mr. Goldsmith, 130,767; Mr. Kfoury, 132,767; Mr. Margolis, 114,767; Mr. Martinson, 166,767; Mr. Osborne, 109,767; Mr. Zenner, 56,290; Mr. Zaffaroni, 159,375; Ms. Donovan, 120,945; Ms. Pellizzari, 62,416; Mr. Cosgrove, 30,936; Mr. Kustoff, 172,031; Mr. Beshar, 0; and all directors and executive officers as a group, 1,947,263.

20

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports regarding ownership of the Company’s Common Stock with the SEC, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes that all filings were timely made.

CHANGE OF INDEPENDENT PUBLIC ACCOUNTANTS

        On April 4, 2002, the Company’s Board of Directors and Audit Committee determined to dismiss Arthur Andersen LLP as its independent public accountants and engaged Ernst & Young LLP to serve as the Company’s independent public accountants for fiscal 2002. During fiscal 2001 and prior fiscal years, Arthur Andersen LLP served as the Company’s independent public accountants and in that capacity rendered an opinion on the Company’s consolidated financial statements for the fiscal year ended December 31, 2001.

        The reports of Arthur Andersen LLP on the Company’s consolidated financial statements for the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        For the years ended December 31, 2001 and 2000 and through April 4, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to such disagreements in its reports. For the years ended December 31, 2001 and 2000 and through April 4, 2002, there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

        During the years ended December 31, 2001 and 2000 and through April 4, 2002, the Company did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

        Ernst & Young LLP has served as the Company’s independent public accountants since April 2002, and in that capacity has rendered an opinion on the Company’s consolidated financial statements for the fiscal year ended December 31, 2002.

        Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

        The fees billed for services rendered for fiscal 2002 by Ernst & Young LLP were as follows:

Audit fees	$490,715

Financial information systems design and
implementation fees	$ 0

All other fees:
Audit-related fees	$159,285 (1)
Other fees	$ 7,225 (2)

(1)	Audit-related fees represent statutory audits of foreign subsidiaries, benefit plan audits and accounting consultations.

(2)	Other fees represent tax consulting services.

21

        The Audit Committee has considered whether the provision of the services covered under “All other fees” above is compatible with maintaining Ernst & Young LLP’s independence.

SHAREHOLDER PROPOSALS

        Shareholder proposals that are intended for inclusion in the proxy statement and related proxy materials for the Company’s 2004 Annual Meeting of Shareholders must be received by the Secretary of the Company not later than December 31, 2003 and must be in compliance with applicable SEC regulations.

        Under the terms of the Company’s By-laws, shareholders who intend to submit a nomination for election as a director at an annual meeting of shareholders must be a shareholder of record on the date of providing such notice to the Secretary of the Company and on the record date for determination of shareholders entitled to vote at the annual meeting. To be eligible for consideration, a shareholder’s notice must be timely and in proper written form.

        To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the date of the annual meeting, provided that if the Company provides less than seventy days’ notice or announcement of the date of the annual meeting, notice by the shareholder must be received no later than the close of business on the tenth day following the day on which notice of the annual meeting date is mailed or announced, whichever occurs earlier.

        To be in proper written form, a shareholder’s notice to the Secretary of the Company must set forth the items specified in the By-laws for each person whom the shareholder proposes to nominate as a director, including all information which may be required under Section 14 of the Securities Exchange Act of 1934 as well as: (a) name, age, business address and residence address; (b) principal occupation or employment; and (c) class or series and number of shares of Common Stock that are owned beneficially or by record. In addition, a shareholder’s notice must set forth the items specified in the By-laws for the shareholder giving notice, including: (a) name and address; (b) class or series and number of shares of Common Stock that are owned beneficially or of record; (c) a description of all arrangements or understandings between the shareholder and each proposed nominee or others relating to any nomination(s); and (d) a representation that the shareholder intends to appear in person or by proxy at such annual meeting to nominate the person(s) named in the notice.

FORMS 10-K AND 10-K/A

        A COPY OF THE COMPANY’S ANNUAL REPORT ON FORMS 10-K AND 10-K/A, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO KATHLEEN E. DONOVAN, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, DENDRITE INTERNATIONAL, INC., 200 SOMERSET CORPORATE BOULEVARD, 8TH FLOOR, SOMERSET CORPORATE CENTER, BRIDGEWATER, NEW JERSEY 08807.

OTHER MATTERS

        The Board knows of no other matters which may be presented at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS Christine A. Pellizzari Secretary

23

DIRECTIONS TO DENDRITE INTERNATIONAL, INC.
1200 Mount Kemble Avenue
Morristown, New Jersey 07960-6797
(973) 425-1200

From NY (Manhattan):

Take Lincoln Tunnel to NJ Turnpike SOUTH, to Route 78 WEST, to Route 24 WEST, to Route 287 SOUTH, to Exit 30B (Bernardsville/Basking Ridge), follow to traffic light (Route 202 North/Mt. Kemble Avenue). Turn RIGHT at traffic light, follow less than one mile. Dendrite is on the right.

From Newark Airport:

Take Route 1 & 9 NORTH, to Route 78 WEST, to Route 24 WEST, to Route 287 SOUTH, to Exit 30B (Bernardsville/Basking Ridge), follow to traffic light (Route 202 North/Mt. Kemble Avenue). Turn RIGHT at traffic light, follow less than one mile. Dendrite is on the right.

From Philadelphia:

Take Route 95 NORTH, to Route 206 NORTH, to Route 287 NORTH, to Exit 30B (Bernardsville/Basking Ridge), follow to traffic light (Route 202 North/Mt. Kemble Avenue). Turn RIGHT at traffic light, follow less than one mile. Dendrite is on the right.